Exhibit 99.1

Press	Company Contact: Bill Walsh, CFO
Release	Arbitron Inc.
Phone: 212-887-1408
bill.walsh@arbitron.com

Investor Relations Contact: Todd Fromer
KCSA Worldwide
212-896-1215
todd@kcsa.com

Media contact: Thom Mocarsky
Arbitron Inc.
212-887-1314 thom.mocarsky@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2002 SECOND QUARTER FINANCIAL RESULTS

Revenue up 12.4% over second quarter 2001.

NEW YORK, July 18, 2002 – Arbitron Inc. (NYSE: ARB) today announced results for the quarter ended June 30, 2002.

For the second quarter 2002, the Company reported revenue of $56.5 million, an increase of 12.4% over revenue of $50.3 million during the second quarter of 2001. Earnings before interest and taxes (EBIT) for the quarter were $15.0 million, compared with EBIT of $12.8 million during the comparable period last year. Net income for the quarter was $6.6 million, compared with $4.7 million for the second quarter of 2001.

Cost and expenses for the quarter increased by 11.0%, from $40.4 million in 2001 to $44.8 million in 2002, largely the result of spending related to the RADAR® service, which was acquired in the third quarter of 2001, royalties, data collection and sales and marketing. Increased expenses for the Portable People Meter initiative during the quarter were partially offset by a planned reduction in Webcasting expenses. Interest expense declined $1.0 million from 2001 as a result of significant reductions in debt.

Net income per share for the quarter was $0.22 (diluted), compared with $0.16 per share (diluted) during the comparable period last year. Effective January 1, 2002, the Company discontinued the amortization of goodwill in accordance with generally accepted accounting principles. Had the company been required to adopt this accounting effective as

Arbitron Inc. • 142 West 57th Street • New York, New York 10019 • www.arbitron.com

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 2 of 9
July 18, 2002

of January 1, 2001, net income and net income per share (diluted) for the three months ended June 30, 2001 would have been $5.1 million and $0.18, respectively.

For the six months ended June 30, 2002, revenue was $122.4 million, an increase of 10.8% over the same period last year. EBIT was $42.6 million, compared to $40.1 million in 2001. Net income for the six months was $20.9 million or $0.70 per share (diluted), compared with $21.0 million or $0.72 per share (diluted) last year. Had the discontinuation of amortization of goodwill been in effect in 2001, net income and net income per share (diluted) for the six months ended June 30, 2001 would have been $21.9 million and $0.75, respectively.

Commenting on the results for the second quarter, Stephen Morris, president and chief executive officer of Arbitron said, “Arbitron continues to perform well, despite a difficult economic environment. Our revenue, EBIT and net earnings growth in the second quarter is a reflection of the good performance of our core ratings business and our recent acquisition of RADAR®. While we expect the general business climate to remain challenging throughout the year, we enter the second half of 2002 with strong fundamentals, a stable and growing core business and exceptional opportunities in new markets such as Latin America. As a result, we remain on track to meet our previously provided guidance for 2002.

“This week, Arbitron signed contract extensions with Infinity Broadcasting Corporation and with ABC Radio which gives their stations access to our quarterly radio ratings up to the release of the Spring 2003 radio survey as well as access to additional services currently provided,” said Mr. Morris. “As we continue to make progress in our ongoing market trial of the Portable People Meter, and in our joint venture discussions with Nielsen Media Research, we will be better able to articulate the value proposition for the new ratings service. This will allow us to give our customers the additional information they have requested in our continuing discussions for the long-term renewals of their ratings contracts.”

Arbitron also noted that during the second quarter, the company announced plans to collaborate with the Outdoor Advertising Association of America on a comprehensive research program. The objective of the program will be to create a reliable, comprehensive

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 3 of 9
July 18, 2002

methodology by which to measure outdoor audiences. On June 30, the company also opened Guadalajara, its second radio ratings market in Mexico.

About Arbitron

Arbitron Inc. (NYSE: ARB) is an international media and marketing research firm serving radio broadcasters, cable companies, advertisers, advertising agencies and outdoor advertising companies in the United States, Mexico and Europe. Arbitron’s core businesses are measuring network and local market radio audiences across the United States; surveying the retail, media and product patterns of local market consumers; and providing application software used for analyzing media audience and marketing information data. Arbitron Webcast Services measures the audiences of audio and video content on the Internet, commonly known as webcasts. The Company is developing the Portable People Meter, a new technology for radio, TV and cable ratings.

Arbitron’s marketing and business units are supported by a world-renowned research and technology organization located in Columbia, Maryland. Arbitron has approximately 800 full-time employees; its executive offices are located in New York City.

Through its Scarborough Research joint venture with VNU Media Measurement & Information, Arbitron also provides media and marketing research services to the broadcast television, magazine, newspaper, outdoor and online industries.

# # #

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

-renew contracts with large customers as they expire;

-successfully execute our business strategies, including timely implementation of our Portable People Meter and our webcast ratings services, as well as expansion of international operations;

-effectively manage the impact of further consolidation in the radio industry;

-keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs; and

-realize the benefits we expect to achieve resulting from the completion of the reverse spin-off of Ceridian Corporation.

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 4 of 9
July 18, 2002

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this release speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables to Follow)

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 5 of 9
July 18, 2002

Arbitron Inc.
Consolidated Statements of Income
Three Months Ended June 30, 2002 and 2001
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,		$	%
	2002	2001	Variance	Variance

Revenue	$56,509	$50,264	$6,245	12.4%
Costs and expenses
Cost of revenue	26,046	22,811	3,235	14.2%
Selling, general and administrative	12,986	11,951	1,035	8.7%
Research and development	5,803	5,638	165	2.9%
Total costs and expenses	44,835	40,400	4,435	11.0%
Operating income	11,674	9,864	1,810	18.3%
Equity in net income of affiliate	3,312	2,942	370	12.6%
Earnings before interest and income taxes	14,986	12,806	2,180	17.0%
Interest income	124	354	(230)	(65.0%)
Interest expense	4,348	5,352	(1,004)	(18.8%)
Earnings before income taxes	10,762	7,808	2,954	37.8%
Income tax expense	4,144	3,094	1,050	33.9%
Net income (1)	$6,618	$4,714	$1,904	40.4%
Net income per weighted average common share
Basic	$0.23	$0.16	$0.07	43.8%
Diluted	$0.22	$0.16	$0.06	37.5%
Weighted average shares used in calculations
Basic	29,368	29,155
Diluted	30,080	29,339
Other data (2)
EBITDA	$16,065	$13,946	$2,119	15.2%

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 6 of 9
July 18, 2002

(1)  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the three months ended June 30, 2001 would have been $5,140 and $0.18, respectively. The Company will not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 7 of 9
July 18, 2002

Arbitron Inc.
Consolidated Statements of Income
Six Months Ended June 30, 2002 and 2001
(In thousands, except per share data)
(Unaudited)

	Six Months Ended
	June 30,		$	%
	2002	2001	Variance	Variance

Revenue	$122,411	$110,454	$11,957	10.8%
Costs and expenses
Cost of revenue	44,909	38,684	6,225	16.1%
Selling, general and administrative	25,663	23,165	2,498	10.8%
Research and development	11,315	10,334	981	9.5%
Total costs and expenses	81,887	72,183	9,704	13.4%
Operating income	40,524	38,271	2,253	5.9%
Equity in net income of affiliate	2,067	1,819	248	13.6%
Earnings before interest and income taxes	42,591	40,090	2,501	6.2%
Interest income	262	373	(111)	(29.8%)
Interest expense	8,934	5,738	3,196	55.7%
Earnings before income taxes	33,919	34,725	(806)	(2.3%)
Income tax expense	13,059	13,716	(657)	(4.8%)
Net income (1)	$20,860	$21,009	$(149)	(0.7%)
Net income per weighted average common share (3)
Basic	$0.71	$0.72	$(0.01)	(1.4%)
Diluted	$0.70	$0.72	$(0.02)	(2.8%)
Weighted average shares used in calculations
Basic	29,292	29,155
Diluted	29,965	29,324
Other data (2)
EBITDA	$44,653	$42,305	$2,348	5.6%

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 8 of 9
July 18, 2002

(1)  Effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets,” which required the Company to discontinue the amortization of goodwill and rather test such assets for impairment on an annual basis. Had the Company been required to adopt the provisions of the pronouncement effective as of January 1, 2001, net income and diluted net income per share for the six months ended June 30, 2001 would have been $21,861 and $0.75, respectively. The Company will not have any goodwill impairment charges from the adoption of the new pronouncement during 2002.

(2)  EBITDA is presented as supplemental information that management of Arbitron believes may be useful to some investors in evaluating Arbitron because it is widely used as a measure to evaluate a company’s operating performance before interest expense, as well as to evaluate its operating cash flow. EBITDA is calculated by adding back net interest expense, income tax expense, depreciation and amortization to net income. EBITDA should not be considered a substitute either for net income, as an indicator of Arbitron’s operating performance, or for cash flow, as a measure of Arbitron’s liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

(3)  For the six month period ended June 30, 2001, the computations of pro forma net income per weighted average common share are based upon Ceridian’s weighted average common shares and potentially dilutive securities outstanding for the three months ended March 31, 2001, and Arbitron’s weighted average common shares and potentially dilutive securities thereafter. In November 2000, Ceridian’s board of directors approved a one-for-five reverse stock split, which was effective immediately after the spin-off. Pro forma net income per common share and weighted average common shares outstanding presented herein have been adjusted to reflect this reverse stock split. The diluted weighted average common shares amounts assume that all of Ceridian’s historical dilutive securities were converted into Arbitron securities.

Arbitron Inc. Reports 2002 Second Quarter Financial Results	Page 9 of 9
July 18, 2002

Arbitron Inc.
Condensed Consolidated Balance Sheets
June 30, 2002 and December 31, 2001
(In thousands)

	June 30,	December 31,
	2002	2001
	(Unaudited)	(Audited)

Assets:
Cash and cash equivalents	$24,203	$21,043
Trade receivables	16,193	19,393
Deferred income taxes	17,916	28,342
Goodwill, net	32,937	28,937
Other assets	32,386	29,126
Total assets	$123,635	$126,841
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$46,177	$52,993
Long-term debt	195,000	205,000
Other liabilities	24,751	37,957
Stockholders’ equity (deficit) (4)	(142,293)	(169,109)
Total liabilities and stockholders’ equity (deficit)	$123,635	$126,841

(4)  Prior to the spin-off from Ceridian Corporation, Arbitron distributed its earnings to Ceridian. Those distributions, together with a $250 million distribution made to Ceridian on the date of the spin-off, gave rise to the stockholders’ deficit. Proceeds from the issuance of long-term debt were used by Arbitron to make the $250 million distribution.